                                                                    Exhibit 11.1

                              PEERLESS GROUP, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                  (UNAUDITED)

                                                 Three Months Ended
                                                      March 31
                                               --------------------
                                                  1997        1996
                                               ----------   ---------
EARNINGS
--------
Net income                                     $     494    $    201

Less accretion to redemption value
relating to redeemable common stock                    -         (14)
                                               ---------    --------

Adjusted net income                            $     494    $    187
                                               =========    ========


SHARES
------
Weighted average common shares outstanding         4,645       2,007

Common shares issued on assumed
exercise of stock options and warrants               720       1,824

Less:  Shares assumed repurchased                   (221)       (115)
                                               ---------    --------

Weighted average common and common
equivalent shares                                  5,144       3,716
                                               =========    ========
Net income per common and common
equivalent share                               $    0.10    $   0.05
                                               =========    ========